EXHIBIT 5.1



                                 April 27, 1998




The PRIMA Group International, Inc.
447 S. Sharon Amity Road, Suite 250
Charlotte, NC  28211

         RE:      The PRIMA Group International, Inc.,
                  Common Stock Par Value $0.01 Per Share

Dear Sir or Madam:

         At your request, we have examined the Registration Statement on Form S-1, including Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2 and Pre-Effective Amendment No. 3 (collectively the "Registration Statement"), which The PRIMA Group International, Inc. (the "Company") has filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,300,000 shares of Common Stock par value $0.01 per share (the "Shares"). The Registration Statement relates to the registration of the Shares, which are to be offered to the public. We are familiar with the proceedings taken and to be taken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing and the proceedings to be taken by the Company as referred to above, we are of the opinion that the Shares to be issued have been duly authorized, and upon the issuance of Shares and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

         We  consent  to  your  filing  this   opinion  as  an  exhibit  to  the
Registration Statement and to the reference to our firm contained under the heading "Legal Matters" of the prospectus included therein.

                                             Very truly yours,


                                             Rayburn, Moon & Smith, P.A.